Exhibit 99.6

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

I hereby consent to being named as a nominee to serve on the board of directors in the Registration Statement to be filed by Imperial Resources, LLC on Form S-1 and the related Prospectus and any amendments or supplements thereto (and any subsequent Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all amendments or supplements thereto). I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

By:	/s/ Denise Cox
Name:	Denise Cox
Date:	8/8/2014